Exhibit (d)(3)

ACTION BY WRITTEN CONSENT OF THE MAJORITY BONDHOLDERS

June 7, 2016

Pursuant to Condition 13(A) of the Terms and Conditions (the “Terms and Conditions”) of those certain US$60,000,000 aggregate principal amount of 14 per cent. Guaranteed Secured Convertible Bonds due 2017 (the “Bonds”) of China-Metro Rural Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Issuer”), issued on August 15, 2012, the undersigned bondholders, who hold, in the aggregate, more than 50 per cent of the aggregate principal amount of all Bonds (the “Majority Bondholders”), hereby take the following actions and adopt the following resolutions by written consent. Unless otherwise specified, capitalized terms used in this action by written consent have the same meaning given to such terms in the Terms and Conditions.

1.	Consent To, And Waiver Of Certain Conditions In Connection With, The Merger Of Issuer And The Voluntary Delisting Of Issuer’s Ordinary Shares

WHEREAS: The Issuer has notified the Majority Bondholders that pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), the Issuer intends to (a) merge with CMR Merger Sub Limited, a limited liability company incorporated under the laws of the British Virgin Islands, (“Merger Sub”) and a wholly owned subsidiary of China Metro-Rural Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“Parent”), with the Issuer (i) continuing as the surviving company (such transaction, the “Merger”) and (ii) becoming a wholly owned subsidiary of Parent, and, following the Merger, (b) delist Issuer’s ordinary shares from the NYSE MKT (the “Delisting”).

WHEREAS: Condition 4(K) of the Terms and Conditions provides, in part, that the Issuer not enter into any merger except on terms as otherwise approved by a resolution of the Majority Bondholders.

WHEREAS: As set forth in the Merger Agreement, attached hereto as Exhibit A, following the consummation of the Merger, Parent will assume the obligation of Issuer to issue ordinary shares upon conversion of the Bonds, such that, by virtue of the Merger, ordinary shares of Parent shall be issuable upon any conversion of Bonds in lieu of ordinary shares of Issuer (the “Assumption”). Such obligation so assumed by Parent will continue to have, and be subject to, the same terms and conditions of the Bonds provided that (i) outstanding Bonds, if and when exercisable in accordance with their terms, shall be exercisable for a number of ordinary shares of Parent equal to that number of ordinary shares of Issuer that were subject to such outstanding Bonds immediately prior to the Merger, and (ii) the per share exercise price for the ordinary shares of Parent issuable upon exercise of such outstanding Bonds shall be equal to the exercise price per ordinary share of Issuer of such outstanding Bonds immediately prior to the Merger, subject to the adjustments set forth in the Bonds. Upon assumption of such obligation, the holders of Bonds shall have no additional rights or benefits with respect to the issuance of ordinary shares of Parent upon conversion of outstanding Bonds beyond those which they had immediately prior to the Merger pursuant to the terms of such Bonds and shall not be relieved of any obligations or restrictions applicable upon conversion of such Bonds. The foregoing notwithstanding, Parent shall not, directly or indirectly, be responsible for the performance of any obligations under the Bonds, including the payment of principal, interest and premium, if any, all of which obligations shall remain the sole responsibility of the Issuer.

WHEREAS: Condition 6(F)(1)(i) of the Terms and Conditions requires the Issuer to (a) use its best endeavours to obtain and maintain a listing and admission to trading for all Shares issued on the exercise of the Conversion Rights on the Relevant Stock Exchange, (b) use its best endeavours to secure approval of any governmental authority, stock exchange or other regulatory body under and federal or state law or regulation or otherwise before such Shares may be validly issued or delivered upon conversion, and (c) forthwith give notice to the Bondholders in accordance with Condition 15 of the listing or delisting of the Shares (as a class) by the Relevant Stock Exchange.

WHEREAS: Condition 6(F)(1)(vii)(B) of the Terms and Conditions requires the Issuer to use all reasonable endeavours to agree and implement such amendments to the Transaction Documents as the Majority Bondholders may reasonably require in the case of a voluntary delisting from the NYSE MKT for the purpose of giving to the Bondholders the full benefit of the Bonds.

RESOLVED: That the Merger and the terms in the Merger Agreement are hereby approved.

RESOLVED: That the Issuer provided sufficient notice of the Merger and Delisting to the Bondholders to satisfy the requirements of Condition 6(F)(1) of the Terms and Condition, and any requirements to provide notice to the Bondholders in connection with the Merger or Delisting are hereby waived.

RESOLVED: That the Delisting is hereby approved and, following the Assumption, no amendments to the Transaction Documents will be required to give the Bondholders the full benefit of the Bonds following the Delisting.

RESOLVED: That all requirements of the Terms and Conditions, including but not limited to those set forth in Condition 6(F)(1), are hereby waived with respect to the Merger and Delisting, including, but not limited to, the requirement to obtain and maintain a listing and admission to trading for all the Shares issued on the exercise of the Conversion Rights on the NYSE MKT or any other Relevant Stock Exchange.

RESOLVED: That, following the Delisting, the circumstances referred to in Condition 6(F)(1)(vii) shall have occurred.

RESOLVED: That neither the Merger nor the Delisting, nor any actions taken in furtherance of the Merger or Delisting, shall constitute an Event of Default under the Terms and Conditions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this action by written consent as of the date first set forth above.

By: Willis Plus Limited

By:	/s/ Cheng Chung Hing
Name:	Cheng Chung Hing
Title:	Director

ACKNOWLEDGED:

ISSUER:

China-Metro Rural Holdings Limited

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER